CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated April 7, 1999, relating to the financial statements and financial highlights which appears in the February 28, 1999 Annual Report to Shareholders of Strong Heritage Money Fund (one of the portfolios constituting the Strong Heritage Reserve Series, Inc.), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP


Milwaukee, Wisconsin
March 27, 2000



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